UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2015

SUNNYSIDE BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55005	46-3001280
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

56 Main Street, Irvington, New York		10533
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (914) 591-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement with Mr. Lipkus. On July 28, 2015, Sunnyside Bancorp, Inc. (the “Company”) and Sunnyside Federal Savings and Loan Association (the “Association”) entered into an employment agreement with Edward Lipkus, Vice President and Chief Financial Officer, effective July 28, 2015. The agreement has a one-year term and the term of the employment agreement may be renewed on an annual basis provided the disinterested members of the Board of Directors approve the extension of the term. The base salary for Mr. Lipkus is $144,175. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs, if any, and other fringe benefit plans, if any, applicable to executive employees. The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event of the executive’s involuntary termination for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following: (i) a material change in the nature or scope of the executive’s authority resulting in a reduction of the responsibility, scope, or importance of executive’s position; (ii) relocation of executive’s office by more than 15 miles; (iii) a material reduction in the base salary or benefits paid to the executive unless such reduction is employer-wide; (iv) a liquidation or dissolution of the Association; or (vi) a material breach of the employment agreement by Association, then the executive would be entitled to a severance payment in the form of a cash lump sum equal to the base salary the executive would be entitled to receive for the remaining unexpired term of the employment agreement. Internal Revenue Code Section 409A may require that a portion of the above payments cannot be made until six months after termination of employment if the executive is a “key employee” under IRS rules. In addition, the executive would be entitled to the continuation of non-taxable medical and dental coverage, with the executive paying his share of the employee premiums, for the remaining unexpired term of the employment agreement.

In the event of a change in control of Sunnyside Federal Savings and Loan Association of Irvington or Sunnyside Bancorp, Inc. followed by executive’s termination of employment for any reason other than cause within twelve (12) months thereafter, the executive would be entitled to a severance payment in the form of a cash lump sum equal to the base salary the executive would be entitled to receive for the remaining unexpired term of the employment agreement, provided that the amount of the payment will not be less than twelve months of base salary. In addition, the executive would be entitled to the continuation of non-taxable medical and dental coverage, with the executive paying his or her share of the employee premiums, for twelve (12) months following the termination of employment. In the event payments made to the executive include an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, such payments will be cutback by the minimum dollar amount necessary to avoid this result.

Under the employment agreement, if the executive becomes disabled within the meaning of such term under Section 409A of the Internal Revenue Code, the executive shall receive benefits under any short-term or long-term disability plans maintained by the Association, plus, if the amounts paid under such disability programs are less than 80% of the executive’s base salary, the Association shall pay the executive an additional amount equal to the difference between such disability plan benefits and 80% of the executive’s full base salary for one year following the termination of employment due to disability. In the event of the executive’s death, the executive’s beneficiaries will receive any life insurance benefits that they may be entitled to receive under any plan maintained by the Association for the benefit of the executive. If the amounts to be paid are less than twelve (12) months of the executive’s base salary, the Association will pay an amount equal to the difference between the life insurance benefits and the twelve months of the executive’s base salary in a lump sum payment within thirty days of the date of death.

Upon termination of the executive’s employment (other than a termination in connection with a change in control), the executive shall be subject to certain restrictions on his or her ability to compete, or to solicit business or employees of the Company and Association for a period of one year following termination of employment.

The foregoing descriptions are qualified in their entirety by reference to the employment agreement with Mr. Lipkus attached hereto as Exhibit 10.1, and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company Transactions. Not applicable.
(d)	Exhibits. Not applicable.

Exhibit Number	Description

Exhibit 10.1	Employment Agreement between Sunnyside Federal Savings and Loan Association of Irvington and Edward Lipkus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Sunnyside Bancorp, Inc.

DATE: July 30, 2015	By:	/s/ Timothy D. Sullivan
Timothy D. Sullivan
President and Chief Executive Officer